Exhibit 99.1

USA Truck Reports First Quarter 2018 Results

●	1Q 2018 net income of $1.0 million, or $0.13 per diluted share versus 1Q 2017 net loss of ($4.9) million, or ($0.61) per diluted share
●	Including adjusted items discussed below, 1Q 2018 adjusted net income was $1.1 million, or $0.14 per diluted share
●	1Q 2018 consolidated operating revenue increased 23.0% to $125.0 million from $101.7 million in 1Q 2017
●	Continued YoY improvement in base revenue per loaded mile, base revenue per available tractor per week, and average unseated tractor count

Van Buren, AR – April 26, 2018 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the quarter ended March 31, 2018.

For the quarter ended March 31, 2018, consolidated operating revenue was $125.0 million compared to $101.7 million for the prior-year period. Base revenue, which excludes fuel surcharge, was $110.3 million compared to $89.8 million for the comparable 2017 period. The Company reported net income of $1.0 million, or $0.13 per diluted share for the first quarter 2018, compared to a net loss of ($4.9) million, or ($0.61) per diluted share, for the same quarter in 2017. The Company’s first quarter 2018 operating ratio was 98.1%, compared to 106.3% in the 2017 quarter.

Included in earnings per diluted share for the quarter ended March 31, 2018 was approximately $0.7 million, or $0.07 per diluted share net-of-tax, of severance costs recorded in salaries, wages and employee benefits relating to the recently announced retirement of James Craig, the Company’s EVP, Chief Commercial Officer , and President – USAT Logistics. The quarter also included a $0.6 million, or $0.06 per diluted share net-of-tax, benefit for the reversal of restructuring, impairment and other costs relating to the reopening of our Trucking maintenance facility in South Holland, IL, which was closed in the first quarter of 2016.

President and CEO James Reed commented, “USA Truck continued its momentum in the first quarter of 2018 by delivering the third consecutive quarter of positive EPS since bringing our team together, and only the second positive first quarter EPS result in the last 11 years. While we benefited in the quarter from a tightening capacity environment and strong underlying economic drivers, we also experienced unusually challenging weather, an increasingly difficult driver recruiting environment, rising fuel prices, and correspondingly tight asset light capacity. We continued to deliver improved operational and financial results throughout the quarter, and believe the progress in our rate, revenue, and profit measures has outpaced market forces. This is a testament to our team’s commitment to become one of the best performing companies in our sector. While we are pleased with our team’s progress, we still feel that we have a long way to go.”

Trucking: For the first quarter of 2018, Trucking operating revenue increased $8.5 million, or 12.0%, to $78.7 million, compared to the first quarter of 2017.  This increase was primarily due to a 15.5% increase in base revenue per loaded mile. Trucking operating loss was ($0.5) million for the 2018 period, reflecting an operating ratio of 100.6%, compared to a ($7.1) million operating loss and an operating ratio of 110.1% for the 2017 period. This represents a $6.7 million year-over-year improvement in operating income and a 950 basis point improvement in operating ratio.

Continued improvement in our Trucking operations and profitability will, we believe, come through the focus on the following areas, which have already shown the improvement noted below:

●	Base revenue per loaded mile increased 15.5% to $2.009 for first quarter 2018 from $1.740 in first quarter 2017.

●

Base revenue per available tractor per week increased $371 per week, or 12.9%, when compared to the first quarter of 2017, and declined $171 per week, or 5% sequentially over the fourth quarter of 2017.

●

Loaded miles per available tractor per week decreased 36 miles per tractor, or 2.2%, when compared to the first quarter of 2017, and decreased 6 miles per tractor, or 0.4%, sequentially over the fourth quarter of 2017. Deadhead percentage for first quarter 2018 decreased 50 basis points year-over-year and 100 basis points sequentially over the fourth quarter of 2017.

●

Average unseated tractor percentage for first quarter 2018 was 7.3%, which represents improvement of 100 basis points year-over-year and an unfavorable increase of 170 basis points sequentially over the fourth quarter of 2017. The average seated tractor count for the first quarter of 2018 was 1,534, which represented a 1.9% decrease compared to our first quarter 2017 average of 1,563.

USAT Logistics: Operating revenue increased 47.4%, or $14.9 million year-over-year to $46.3 million for the first quarter of 2018, and increased 17.2%, or $6.8 million sequentially over fourth quarter 2017. Operating income increased $2.1 million, or 291.8% year-over-year and $0.9 million, or 43.1% sequentially. The year-over-year change in operating income was the result of a 45.3% increase in revenue per load combined with a 1.5% increase in load volume. As previously reported, we have recently hired a new leader of this segment and we believe that this change will help us accelerate the momentum of growth and profitability improvement.

●

Gross margin percentage for the first quarter of 2018, decreased slightly to 17.0% from 17.1% when compared to the same quarter in 2017, and decreased 90 basis points sequentially from 17.9% for the fourth quarter of 2017.

●	Revenue per load increased 45.3%, or $544 per load, year-over-year, and 5.8%, or $95 per load, over fourth quarter of 2017.

Segment Results

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended
	March 31,
Trucking:	2018	2017
Operating revenue (in thousands)	$78,733	$70,280
Operating loss (in thousands) (1)	$(464)	$(7,128)
Operating ratio (2)	100.6%	110.1%
Adjusted operating ratio (3)	100.8%	110.7%
Total miles (in thousands) (4)	38,542	40,449
Deadhead percentage (5)	12.7%	13.2%
Base revenue per loaded mile	$2.009	$1.740
Average number of seated tractors (6)	1,534	1,563
Average number of available tractors (7)	1,619	1,653
Average number of in-service tractors (8)	1,654	1,704
Loaded miles per available tractor per week	1,616	1,652
Base revenue per available tractor per week	$3,246	$2,875
Average loaded miles per trip	539	579

USAT Logistics:
Operating revenue (in thousands)	$46,280	$31,390
Operating income (in thousands) (1)	2,856	729
Gross margin (in thousands) (9)	7,884	5,359
Gross margin percentage (10)	17.0%	17.1%

(1)	Operating income (loss) is calculated by deducting operating expenses from operating revenue.
(2)	Operating ratio is calculated as operating expenses as a percentage of operating revenue.
(3)

Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue(a).

(4)	Total miles include both loaded and empty miles.
(5)	Deadhead percentage is calculated by dividing empty miles into total miles.
(6)	Seated tractors are those occupied by a driver, both Company-paid and independent contractor.
(7)	Available tractors are all those Company-tractors that are available to be dispatched, including available unseated tractors, and our independent contractor fleet.
(8)	In-service tractors include all of the tractors in the Company fleet, including Company-operated tractors and independent contractors.
(9)	Gross margin is calculated by deducting purchased transportation expense from USAT Logistics operating revenue.
(10)	Gross margin percentage is calculated as gross margin divided by USAT Logistics operating revenue.

Balance Sheet and Liquidity

As of March 31, 2018, total debt and capital lease obligations was $90.9 million, our total debt and capital lease obligations, net of cash (“Net Debt”)(a), was $90.8 million and total stockholders’ equity was $67.3 million. Net Debt to Adjusted EBITDA(a) decreased sequentially to 2.6x compared to 3.9x as of December 31, 2017. The Company had approximately $73.2 million available to borrow under its credit facility as of March 31, 2018.

First Quarter 2018 Conference Call Information

USA Truck will hold a conference call to discuss its first quarter 2018 results on Friday, April 27, 2018 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu, or may be accessed using the following link: https://services.choruscall.com/links/usak180427.html. A telephone replay of the call will also be available through May 4, 2018, and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10118952.

(a) About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms base revenue, “Net Debt”, “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, “Adjusted net income”, and “Adjusted earnings (loss) per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines Net Debt as total debt, including insurance premium financing and capital lease obligations, net of cash. The Company defines EBITDA as net income (loss), plus interest expense net of interest income, provision for income tax expense (benefit) and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation, restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted net income is defined as net income (loss) less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits. Adjusted earnings (loss) per diluted share is defined as earnings (loss) per share plus the per-share impact of restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, plus or minus the per share tax impact of those adjustments using a statutory income tax rate. The per-share impact of each item is determined by dividing it by the weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income, and Adjusted earnings (loss) per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful to investors and other users because it provides them the same information that we use internally for purposes of assessing our core operating performance.

Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income, and Adjusted earnings (loss) per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin ratio, diluted earnings per share, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income, and Adjusted earnings (loss) per diluted share to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Quarterly Report on Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact

USA Truck, Inc.

Jason Bates, EVP & CFO

(479) 471-2672

jason.bates@usa-truck.com

Jimmie Acklen, Investor Relations Liaison

(479) 471-3430

jimmie.acklen@usa-truck.com

USA TRUCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
Revenue	2018	2017
Operating revenue	$125,013	$101,670

Operating expenses
Salaries, wages and employee benefits	32,237	30,639
Fuel and fuel taxes	13,479	10,774
Depreciation and amortization	7,180	7,644
Insurance and claims	5,602	8,332
Equipment rent	2,718	2,114
Operations and maintenance	7,961	6,571
Purchased transportation	49,038	37,403
Operating taxes and licenses	502	950
Communications and utilities	713	666
Gain on disposal of assets, net	(169)	(260)
Restructuring, impairment and other costs	(639)	--
Other	3,999	3,236
Total operating expenses	122,621	108,069
Operating income (loss)	2,392	(6,399)

Other expenses
Interest expense, net	818	1,003
Other, net	120	98
Total other expenses, net	938	1,101
Income (loss) before income taxes	1,454	(7,500)
Income tax expense (benefit)	419	(2,610)

Net income (loss) and comprehensive income (loss)	$1,035	$(4,890)

Net earnings (loss) per share
Average shares outstanding (basic)	8,035	7,998
Basic earnings (loss) per share	$0.13	$(0.61)

Average shares outstanding (diluted)	8,040	7,998
Diluted earnings (loss) per share	$0.13	$(0.61)

GAAP TO NON-GAAP RECONCILIATIONS
(UNAUDITED)
(dollar amounts in thousands, except per share amounts) ADJUSTED EARNINGS (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Net income (loss)	$1,035	$14,822	$409	$(2,846)
Add:
Depreciation and amortization	7,180	7,150	6,790	6,879
Income tax expense (benefit)	419	(10,291)	339	(1,198)
Interest expense, net	818	886	970	950

EBITDA	9,452	12,567	8,508	3,785
Add:
Non-cash equity compensation	(136)	170	137	131
Severance costs in salaries, wages and employee benefits	711	--	31	82
Reversal of restructuring, impairment and other costs	(639)	--	--	--

Adjusted EBITDA	$9,388	$12,737	$8,676	$3,998

ADJUSTED NET INCOME (LOSS) RECONCILIATION

	Three Months Ended
	March 31,
	2018	2017
Net income (loss)	$1,035	$(4,890)
Adjusted for:
Reversal of restructuring, impairment and other costs	(639)	--
Severance costs in salaries, wages and employee benefits	711	817
Adjusted net income (loss)	$1,107	$(4,073)

ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE RECONCILIATION

	Three Months Ended
	March 31,
	2018	2017
Earnings (loss) per diluted share	$0.13	$(0.61)
Adjusted for:
Reversal of restructuring, impairment and other costs	(0.08)	--
Severance costs in salaries, wages and employee benefits	0.09	0.10
Income tax expense effect of adjustments	(0.00)	(0.04)
Adjusted earnings (loss) per diluted share	$0.14	$(0.55)

ADJUSTED OPERATING RATIO RECONCILIATION

(UNAUDITED)

(dollar amounts in thousands)

Consolidated	Three Months Ended
	March 31,
	2018	2017
Operating revenue	$125,013	$101,670
Less:
Fuel surcharge revenue	14,734	11,842
Base revenue	$110,279	$89,828
Operating expense	$122,621	$108,069
Adjusted for:
Reversal of restructuring, impairment and other costs	639	--
Severance costs in salaries, wages and employee benefits	(711)	(817)
Fuel surcharge revenue	(14,734)	(11,842)
Adjusted operating expense	$107,815	$95,410
Operating ratio	98.1%	106.3%
Adjusted operating ratio	97.8%	106.2%

Trucking segment	Three Months Ended
	March 31,
	2018	2017
Revenue	$78,846	$70,471
Less: intersegment eliminations	113	191
Operating revenue	78,733	70,280
Less: fuel surcharge revenue	11,175	9,187
Base revenue	$67,558	$61,093
Operating expense	$79,197	$77,408
Adjusted for:
Reversal of restructuring, impairment and other costs	587	--
Severance costs in salaries, wages and employee benefits	(484)	(586)
Fuel surcharge revenue	(11,175)	(9,187)
Adjusted operating expense	$68,125	$67,635
Operating ratio	100.6%	110.1%
Adjusted operating ratio	100.8%	110.7%

USAT Logistics segment	Three Months Ended
	March 31,
	2018	2017
Revenue	$46,775	$32,650
Less: intersegment eliminations	495	1,260
Operating revenue	46,280	31,390
Less: fuel surcharge revenue	3,559	2,655
Base revenue	$42,721	$28,735
Operating expense	$43,424	$30,661
Adjusted for:
Reversal of restructuring, impairment and other costs	52	--
Severance costs in salaries, wages and employee benefits	(227)	(231)
Fuel surcharge revenue	(3,559)	(2,655)
Adjusted operating expense	$39,690	$27,775
Operating ratio	93.8%	97.7%
Adjusted operating ratio	92.9%	96.7%

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	March 31,	December 31,
Assets	2018	2017
Current assets:
Cash	$6	$71
Accounts receivable, net of allowance for doubtful accounts of $787 and $639, respectively	56,444	55,138
Other receivables	2,711	2,787
Inventories	428	458
Assets held for sale	151	112
Prepaid expenses and other current assets	6,655	6,025
Total current assets	66,395	64,591
Property and equipment:
Land and structures	31,679	31,452
Revenue equipment	249,132	252,484
Service, office and other equipment	26,363	26,209
Property and equipment, at cost	307,174	310,145
Accumulated depreciation and amortization	(127,471)	(122,329)
Property and equipment, net	179,703	187,816
Other assets	1,386	1,448
Total assets	$247,484	$253,855
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,854	$24,332
Current portion of insurance and claims accruals	14,922	13,552
Accrued expenses	10,619	9,108
Current maturities of capital leases	8,172	12,929
Insurance premium financing	1,330	4,115
Total current liabilities	66,897	64,036
Deferred gain	429	480
Long-term debt	53,750	61,225
Capital leases, less current maturities	27,600	29,216
Deferred income taxes	20,187	21,136
Insurance and claims accruals, less current portion	11,274	11,274
Total liabilities	180,137	187,367
Stockholders’ equity:
Preferred Stock, $0.01 par value; 1,000,000 shares authorized; none issued	--	--
Common Stock, $0.01 par value; 30,000,000 shares authorized; issued 12,090,812 shares, and 12,142,391 shares, respectively	121	121
Additional paid-in capital	66,397	68,667
Retained earnings	66,495	65,460
Less treasury stock, at cost (3,849,683 shares, and 3,853,064 shares, respectively)	(65,666)	(67,760)
Total stockholders’ equity	67,347	66,488
Total liabilities and stockholders’ equity	$247,484	$253,855

Two-Year Metric Comparable

2017
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Base revenue per available tractor per week	$2,875	$2,885	$3,007	$3,417
Loaded miles per available tractor per week	1,652	1,637	1,620	1,622
Average number of in-service tractors (1)	1,704	1,722	1,742	1,681
Average number of available tractors (2)	1,653	1,672	1,693	1,629
Average number of seated tractors (3)	1,563	1,584	1,628	1,587
Base revenue per loaded mile	$1.740	$1.762	$1.856	$2.106
Total miles (in thousands) (4)	40,449	40,833	41,081	40,233
Deadhead percentage (5)	13.2%	12.8%	12.3%	13.7%
Average loaded miles per trip	579	560	546	544

2016
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Base revenue per available tractor per week	$2,926	$2,901	$2,919	$2,823
Loaded miles per available tractor per week	1,632	1,694	1,692	1,609
Average number of in-service tractors (1)	1,814	1,834	1,742	1,704
Average number of available tractors (2)	1,811	1,784	1,692	1,654
Average number of seated tractors (3)	1,758	1,743	1,648	1,546
Base revenue per loaded mile	$1.793	$1.712	$1.725	$1.754
Total miles (in thousands) (4)	43,872	44,979	43,365	40,375
Deadhead percentage (5)	12.4%	12.6%	13.2%	13.3%
Average loaded miles per trip	563	594	590	585

(1)	In-service tractors include all of the tractors in the Company fleet, including Company-operated tractors and independent contractors.
(2)	Available tractors include Company-operated tractors that are available to be dispatched but may not be seated, and independent contractor tractors.
(3)	Seated tractors are those occupied by a driver, both Company-paid and independent contractor.
(4)	Total miles include both loaded and empty miles.
(5)	Deadhead percentage is calculated by dividing empty miles into total miles.